Exhibit 99.1
Diversified Energy Reports Second Quarter 2026 Results
Diversified Energy Company ("Diversified", "DEC", or the "Company") (NYSE: DEC, LSE: DEC) is pleased to announce its financial and operational results for the three and six months ended June 30, 2026.

Recent Highlights
•Closing of Camino Acquisition: Expansion in Oklahoma through the Camino acquisition, a bolt-on to our contiguous operating position with meaningful identified synergies and upside from large undeveloped inventory.
•Operated Development Program: Building on our proven acquisition and asset optimization model, DEC is expanding its value creation strategy through a disciplined one-rig operated development program focused on generating high-return organic cash flow growth from our high-quality, drill-ready inventory in Oklahoma.
•Portfolio Optimization: Completed the strategic sale of non-core, low-margin Barnett and Arkansas assets for $147M, enhancing corporate profitability and strengthening near-term adjusted free cash flow. Additionally, year-to-date acreage sales have reached $126M.
•Shareholder Returns: Diversified’s cash generative, differentiated business model has allowed for year to date returns of ~$136M to shareholders, including $93M in share repurchases, representing a 14% shareholder return yield

Second Quarter 2026 Results
•Average production: 1,253 MMcfepd (209 Mboepd)
•Production exit rate(a): 1,275 MMcfepd (213 Mboepd)
•Total Commodity Revenue: $504M
•Net Income: $248M, inclusive of gain on non-cash unsettled derivatives
•Adjusted EBITDA(b): $240M
•Operating Cash Flow: $89M
•Adjusted Free Cash Flow(c): $115M
•Capital Expenditures: $40M
Rusty Hutson, Jr., CEO of Diversified, commented:
"The Diversified team delivered another quarter of strong operational and financial performance, while maintaining our disciplined approach to capital allocation. Our differentiated business model continues to generate consistent and reliable cash flow, enabling us to strengthen the balance sheet through debt reduction, return capital to shareholders through our dividend and share repurchase programs, and invest in high-return opportunities that support long-term value creation. Importantly, we ended the quarter with leverage within our targeted range and substantial liquidity available for deployment into future value generating opportunities, underscoring the resilience of our asset base and the consistency of our portfolio's cash-generating capabilities.
As we look ahead, Diversified is entering a compelling new phase of growth. The successful integration of the Canvas and Sheridan acquisitions, along with the closing of the Camino transaction have further enhanced the scale, quality, and inventory depth of our portfolio, strengthening our position as a leading owner and operator of long-life energy assets. At the same time, we are expanding our value creation playbook through the introduction of a disciplined operated development program in Oklahoma. Our focus within this expansive set of development opportunities in Oklahoma is to add future reserves and new production, which we expect will enhance and grow our cash flow. With our new operated development program, we are complementing the success of our non-operated development partnerships, portfolio optimization initiatives, and strategic infrastructure investments to grow cash flow.
These complementary growth platforms provide greater flexibility in how we allocate capital, create shareholder value, and drive sustainable production and cash flow performance. With a premier acreage position, an extensive inventory of highly economic development opportunities, and multiple pathways to generate attractive returns, we are increasingly able to control our growth profile while reducing reliance on acquisitions alone to sustain long-term performance. We have never been better positioned to deliver durable cash flow, create long-term shareholder value, and build the foundation for the next 25 years of growth."

Exhibit 99.1

Financial Strength and Shareholder Returns
•Liquidity: $678M of credit facility availability and unrestricted cash as of June 30, 2026
•ABS principal reduction: Retired $233M in outstanding debt under certain ABS notes in 1H26
•Leverage ratio(d): 2.45x as of June 30, 2026
oConsolidated debt consists of ~76% in deleveraging non-recourse ABS notes
•2Q26 dividend: $0.29 per share declared
Strategic Execution and Transformational Growth
Adding to our Playbook: Operated Development Enhances Long-Term Cash Flow Durability
•Building on our proven acquisition and asset optimization model: Expanding value creation strategy through a disciplined operated development program that unlocks the value of our high-quality undeveloped acreage.
•Expanded significant Oklahoma footprint: Estimated more than 450 economic drilling locations at $65/Bbl oil and $3.25/MMBtu natural gas pricing, representing over 20 years of development runway at a one-rig pace. This inventory provides strong visibility into future production, reserves, and cash flow generation.
•Experienced execution team: Led by Chief Operating Officer Rick Gideon and internal development team. Leveraging acreage acquired primarily through PDP-focused transactions, DEC is positioned to generate attractive risk-adjusted returns through a measured, capital-disciplined development program that adds to Diversified's already resilient and proven cash generating capabilities.
•Proven operations platform: Supported by Smarter Asset Management practices, a vertically integrated operating platform, and technology-enabled field operations, our strategy can be executed within a low-cost framework.
Non-Operated Development Platform Provides a Meaningful Driver of Capital-Efficient Growth
•Non-operated value creation: Serves as an important component of our strategy to unlock cash flow, providing capital-efficient production growth and attractive returns through partnerships with leading operators.
•Strategic partnerships: Continental Resources, Mewbourne, and a private Northwest Shelf operator provide diversified, capital-efficient exposure to high-return development opportunities across multiple core basins.
•Incremental production addition: Expected to offset approximately 50% of the Company's portfolio production decline, representing an estimated average contribution of approximately 12,500 Boepd during 2026.
By combining operated and non-operated development opportunities with our proven acquisition and asset management expertise, Diversified has built a durable growth platform, capable of generating long-term shareholder value across commodity cycles.
Unlocking Value Through Portfolio Optimization: Strategic Divestitures Enhance Asset Quality and Financial Flexibility
•Sale of non-core Barnett Shale and Arkansas assets: Represents another successful step in Diversified's Portfolio Optimization Program ("POP"), which is focused on high-grading the asset base, improving margins, enhancing liquidity, and reallocating capital toward higher-return opportunities. Since the beginning of 2023, Diversified has generated more than $500 million through acreage sales and asset divestitures, demonstrating the value and optionality embedded within our expansive portfolio.
◦Barnett Shale assets sale: Generated approximately $130 million in gross proceeds. The divested assets produced approximately 52 MMcfe/d and contributed approximately $13 million of annual EBITDA. The transaction added approximately $47 million of liquidity post fees, debt repayment, and hedge book termination and is expected to improve margins across our Central Region through the disposition of higher-cost production.
◦Sale of certain Arkansas assets: Generated approximately $17 million in gross proceeds. These assets produced approximately 2 MMcfe/d and contributed approximately $2 million of annual EBITDA.

Exhibit 99.1
These recent transactions further sharpen our operational focus while reinforcing our commitment to disciplined capital allocation. Collectively, we will continue to evaluate and high-grade our assets from our vast portfolio optimization program opportunities that enhance the durability of our business model and support DEC's evolution into a premier U.S. energy producer focused on creating long-term shareholder value.
Operations and Finance Update
Second Quarter Production
The Company recorded exit rate production as of June 30, 2026 of 1,275 MMcfepd (213 Mboepd)(a) and delivered average daily production of 1,253 MMcfepd (209 Mboepd) for the three months ended June 30, 2026. The Company's production volume mix was approximately 71% natural gas, 15% natural gas liquids ("NGLs"), and 14% oil, with approximately 66% of production volumes from the Central region and 34% from Appalachia for the three months ended June 30, 2026. Production for the quarter continued to benefit from Diversified’s peer-leading, shallow decline profile.
Year-to-Date Production
The Company recorded average daily production of 1,225 MMcfepd (204 Mboepd) for the six months ended June 30, 2026. The Company's production volume mix was approximately 71% natural gas, 15% NGL's, and 14% oil.
Second Quarter Margin and Total Cash Expenses per Unit
For the three months ended June 30, 2026, Diversified delivered per unit revenues of $4.22/Mcfe(e) ($25.32/Boe) and Adjusted EBITDA Margin(b) of 52%. The Company’s per unit expenses are anticipated to improve as the Company continues to implement its playbook to achieve long-term, sustainable synergies and cost savings. For example, Midstream and Transportation expenses decreased during the three months ended June 30, 2026 compared to prior period levels, supporting our progress on cost savings and synergy capture while also highlighting our ability to profitably add assets due to our scale and existing capabilities.
Year-to-Date Margin and Total Cash Expenses per Unit
For the six months ended June 30, 2026, Diversified delivered per unit revenues of $4.54/Mcfe(e) ($27.24/Boe) and Adjusted EBITDA Margin((b) of 60%.

	Three Months Ended
	June 30, 2026		June 30, 2025
	$/Mcfe	$/Boe	$/Mcfe	$/Boe
Average realized price(1)	$3.88	$23.28	$3.91	$23.46
Other revenue(2)(e)	0.12	0.72	0.19	1.14
Proceeds from divestitures(3)	0.22	1.32	0.65	3.90
Total revenue and proceeds from divestitures, excluding Next Level Energy(4)	$4.22	$25.32	$4.75	$28.50

Lease operating expense(5)(e)	$1.19	$7.14	$1.22	$7.32
Production taxes	0.26	1.56	0.22	1.32
Midstream operating expense	0.18	1.08	0.19	1.14
Transportation expense	0.21	1.26	0.23	1.38
Total operating expense(6)	$1.84	$11.04	$1.86	$11.16
Employees, administrative costs and professional fees(7)	0.25	1.50	0.23	1.38
Adjusted Operating Cost per Unit(8)	$2.09	$12.54	$2.09	$12.54
Adjusted EBITDA Margin(9)	52%		64%
(1)Total commodity revenue, including settled derivatives.
(2)Total midstream and other revenue, excluding Next Level Energy revenue.
(3)Proceeds from divestitures represents cash proceeds related to asset optimization
(4)Total revenue and proceeds from divestitures related to asset optimization, excluding Next Level Energy revenue.
(5)Total lease operating expense, excluding Next Level Energy lease operating expense.

Exhibit 99.1
(6)Total operating expense, excluding Next Level Energy lease operating expense.
(7)Total employees, administrative costs, and professional fees, excluding Next Level Energy. These costs include payroll and benefits for our administrative and corporate staff, costs of maintaining administrative and corporate offices, costs of managing our production operations, franchise taxes, public company costs, fees for audit and other professional services, and legal compliance.
(8)Adjusted Operating Cost per Unit excludes lease operating expense and employees, administrative costs and professional fees attributable to Next Level Energy.
(9)Adjusted EBITDA Margin represents Adjusted EBITDA as a percent of Total Revenue, Inclusive of derivatives settled in cash
Share Repurchase Program
•2Q26 (through August 5, 2026): Repurchased 1,563,389(f) shares, representing ~2% of shares outstanding
•YTD (through August 5, 2026): Repurchased 6,596,753(f) shares, representing ~9% of shares outstanding
Updated 2026 Outlook
The Company is providing an update to its previously announced Full Year 2026 guidance. Following the recently completed acquisitions and divestitures, Diversified expects to realize continued significant operational synergies associated with a larger, consolidated position in Oklahoma. With the recently closed Camino transaction and associated minority ownership in the Special Purpose Vehicle ("SPV"), the Company will guide to the Income from equity affiliates, based upon equity method accounting treatment, to better model EBITDA and Free Cash Flow.
Additionally, the Company intends to expand its capital expenditure program to include an operated development program beginning in the second half of 2026, with the expectation of a material impact on production results in 2027. The Company will continue to provide cash generation from its portfolio optimization program and continue to improve the overall cost structure of its established producing assets while prioritizing returns and Free Cash Flow generation.
The updated guidance metrics for the Full Year 2026 are outlined in the table below:

2026 Guidance(1)
Total Production (Mmcfe/d)	1,180 to 1,210
% Liquids	~29%
% Natural Gas	~71%

Total Capital Expenditures (millions)	$225 to $255
Operated Development	$35 to $50
Non-Op JV Partnership	$115 to $125
Maintenance/Other	$75 to $80

Adj. EBITDA(b) (millions)	$960 to $1,010
Adj. Free Cash Flow(c) (millions)	~$440
Income from equity affiliates(2)	~$15
Leverage Target	2.0x to 2.5x
(1)Includes an estimate of cash proceeds for FY 2026 asset optimization of ~$135 million; based on July 2026 strip prices. Excludes changes in cash from working capital. The Company includes Adjusted EBITDA and Adjusted Free Cash Flow in the Company’s Full Year 2026 Outlook. Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP financial measures and have not been reconciled to the most comparable GAAP financial measures because it is not possible to do so without unreasonable efforts due to the uncertainty and potential variability of reconciling items, which are dependent on future events and often outside of management’s control and which could be significant. Because such items cannot be reasonably predicted with the level of precision required, we are unable to provide an outlook for the comparable GAAP measures.
(2)Income from equity affiliates included in Adjusted EBITDA and Adjusted Free Cash Flow
Conference Call Details
The Company will host a conference call Thursday, August 6, 2026, at 8:30 AM ET to discuss the second quarter 2026 results and will make an audio replay of the event available shortly thereafter.

US (toll-free)	+1 877-836-0271/+1 201-689-7805
UK (toll-free)	+44 (0)800 756 3429

Exhibit 99.1

Web Audio	https://www.div.energy/news-events/ir-calendarevents
Replay Information	https://ir.div.energy/financial-info
Footnotes:

(a)	Exit rate includes full month of June 2026 production.

(b)
Adjusted EBITDA represents earnings before interest, taxes, depletion, depreciation and amortization, and includes adjustments for items that are not comparable period-over-period; Adjusted EBITDA Margin represents Adjusted EBITDA as a percent of Total Revenue, Inclusive of derivatives settled in cash; For more information, please refer to the Non-GAAP reconciliations as set out below.

(c)
Adjusted Free Cash Flow represents net cash provided by operating activities excluding changes in cash from working capital less expenditures on natural gas and oil properties and equipment, and includes proceeds from divestitures related to asset optimization; For more information, please refer to the Non-GAAP reconciliations as set out below.

(d)	“Leverage” or “leverage ratio,” is measured as net debt divided by pro forma adjusted TTM EBITDA as of June 30, 2026. Reconciliation table is provided in the appendix of this release.

(e)
Includes the impact of derivatives settled in cash and proceeds from divestitures related to asset optimization. For purposes of comparability, excludes Other Revenue of $3M in 2Q26 and $3M in 2Q25, and Lease Operating Expense of $6M in 2Q26 and $4M in 2Q25 associated with Diversified’s wholly owned plugging subsidiary, Next Level Energy.

(f)	Includes total share repurchases (including by the Employee Benefit Trust) from January 1, 2026 through August 5, 2026.
For Company-specific items, refer also to the Glossary of Terms found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the United States Securities and Exchange Commission and available on the Company’s website.
For further information, please contact:

Diversified Energy Company	973 856 2757
Doug Kris	dkris@dgoc.com
Senior Vice President, Investor Relations & Corporate Communications	www.div.energy
FTI Consulting	dec@fticonsulting.com
U.S. & U.K. Financial Public Relations
About Diversified Energy Company
Diversified is a leading publicly traded energy company focused on acquiring, operating, and optimizing cash generating energy assets. Through our unique differentiated strategy, we acquire established assets and invest in them to improve environmental and operational performance until retiring those assets in a safe and environmentally secure manner. Recognized by ratings agencies and organizations for our sustainability leadership, this solutions-oriented, stewardship approach makes Diversified the Right Company at the Right Time to responsibly produce energy, deliver reliable free cash flow, and generate shareholder value.

Exhibit 99.1
Forward-Looking Statements
This announcement contains forward-looking statements (within the meaning of the U.S. Private Securities Litigation Reform Act of 1995) concerning the financial condition, results of operations, business and outlook of the Company and its wholly owned subsidiaries. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. These forward-looking statements, which contain the words “anticipate”, “believe”, “intend”, “estimate”, “expect”, “may”, “will”, “seek”, “continue”, “aim”, “target”, “projected”, “plan”, “goal”, “achieve”, “guidance”, "outlook" and words of similar meaning, reflect the Company’s beliefs and expectations and are based on numerous assumptions regarding the Company’s present and future business strategies and the environment the Company will operate in and are subject to risks and uncertainties that may cause actual results to differ materially. No representation is made that any of these statements or forecasts will come to pass or that any forecast results will be achieved. Forward-looking statements involve inherent known and unknown risks, uncertainties and contingencies because they relate to events and depend on circumstances that may or may not occur in the future and may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Many of these risks and uncertainties relate to factors that are beyond the Company’s ability to control or estimate precisely, such as general economic and business conditions, the behavior of other market participants, industry trends, competition, commodity prices, changes in regulation, currency fluctuations, our ability to recover our reserves, our ability to successfully integrate acquisitions, future dispositions our ability to obtain financing to meet liquidity needs, changes in our business strategy, and political and economic uncertainty. The list above is not exhaustive and there are other factors that may cause the Company’s actual results to differ materially from the forward-looking statements contained in this announcement, including the risk factors described in the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the United States Securities and Exchange Commission ("SEC") and in subsequent filings with the SEC.
Forward-looking statements speak only as of their date and neither the Company nor any of its respective directors, officers, employees, agents, affiliates or advisers expressly disclaim any obligation to supplement, amend, update or revise any of the forward-looking statements made herein, except where it would be required to do so under applicable law. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements in this announcement, may not occur. As a result, you are cautioned not to place undue reliance on such forward-looking statements. Past performance of the Company cannot be relied on as a guide to future performance. No statement in this announcement is intended as a profit forecast or a profit estimate and no statement in this announcement should be interpreted to mean that the financial performance of the Company for the current or future financial years would necessarily match or exceed the historical results published for the Company.
Use of Non-GAAP Measures
Certain key operating metrics that are not defined under GAAP ("non-GAAP" measures) are included in this announcement. These non-GAAP measures are used by us to monitor the underlying business performance of the Company from period to period and to facilitate comparison with our peers. Since not all companies calculate these or other non-GAAP metrics in the same way, the manner in which we have chosen to calculate the non-GAAP metrics presented herein may not be compatible with similarly defined terms used by other companies. The non-GAAP metrics should not be considered in isolation of, or viewed as substitutes for, the financial information prepared in accordance with GAAP. Certain of the key operating metrics are based on information derived from our regularly maintained records and accounting and operating systems.
Adjusted EBITDA & Pro Forma Adjusted EBITDA
As used herein, EBITDA represents earnings before interest, taxes, depletion, depreciation and amortization. Adjusted EBITDA includes adjustments for items that are not comparable period-over-period, namely, finance costs, accretion of asset retirement obligation, other (income) expense, (gain) loss on fair value adjustments of unsettled financial instruments, (gain) loss on natural gas and oil property and equipment, costs associated with acquisitions, other adjusting costs, loss on early retirement of debt, non-cash equity compensation, and items of a similar nature.
Adjusted EBITDA and pro forma adjusted EBITDA should not be considered in isolation or as a substitute for operating profit or loss, net income or loss, or cash flows provided by operating, investing and financing activities. However, we believe such measure is useful to an investor in evaluating our financial performance because it (1) is widely used by investors in the natural gas and oil industry as an indicator of underlying business performance; (2) helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement; (3) is used in the calculation of a key metric in one of our Credit Facility financial covenants; and (4) is used by us as a performance measure in determining executive compensation. When evaluating this measure, we believe investors also commonly find it useful to

Exhibit 99.1
evaluate this metric as a percentage of our total revenue, inclusive of settled hedges, producing what we refer to as our adjusted EBITDA margin.
The following table presents a reconciliation of the GAAP financial measure of net income (loss) to the non-GAAP measure of adjusted EBITDA for each of the periods listed:

	Three Months Ended		Six Months Ended
(in thousands)	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Net income (loss)	$247,605	$297,915	$86,940	$(24,905)
Interest expense	61,311	56,130	124,723	98,842
Accretion of asset retirement obligations	13,481	10,624	26,729	18,982
Other (income) expense(1)	(575)	(393)	(1,038)	(465)
Income tax (benefit) expense	139,697	(61,828)	(13,065)	3,464
Depreciation, depletion and amortization	103,440	92,668	212,005	167,314
(Gain) loss on fair value adjustments of unsettled derivatives	(352,413)	(154,419)	45,491	77,629
(Gain) loss on natural gas and oil properties and equipment(2)	(11,483)	5,386	(8,555)	5,667
Costs associated with acquisitions	5,712	25,081	10,522	27,966
Other adjusting costs(3)	4,153	4,855	9,951	10,819
Loss on early retirement of debt	23,882	—	23,882	26,971
Non-cash stock-based compensation	4,906	2,552	9,380	4,377
(Gain) loss on interest rate swaps	(17)	(35)	(37)	(70)
Total adjustments	$(7,906)	$(19,379)	$439,988	$441,496
Adjusted EBITDA	$239,699	$278,536	$526,928	$416,591
TTM adjusted EBITDA	$1,066,061	$671,111	$1,066,061	$671,111
Pro forma TTM adjusted EBITDA(4)	$1,154,239	$962,640	$1,154,239	$962,640
(1)Excludes $0.1M, $0.4M, $0.2M and $0.6M in dividend distributions received for our investment in DP Lion Equity Holdco during the three months ended June 30, 2026 and June 30, 2025 and the six months ended June 30, 2026 and June 30, 2025, respectively.
(2)Includes $25M, $68M, $126M and $70M in cash proceeds received for leasehold sales during the three months ended June 30, 2026 and June 30, 2025 and the six months ended June 30, 2026 and June 30, 2025, respectively.
(3)Other adjusting costs for the three months ended June 30, 2026 and June 30, 2025 and the six months ended June 30, 2026 and June 30, 2025 were primarily associated with one-time personnel-related expenses, asset integration, and legal fees from certain litigation.
(4)Pro forma TTM adjusted EBITDA includes adjustments for the respective periods to pro forma results for the full twelve-month impact of intra-period acquisitions and divestitures (June 30, 2026: Canvas, Sheridan, Barnett, and the divestiture of other various property, plant, and equipment; June 30, 2025: Crescent Pass, East Texas II, Summit and Maverick).
Net Debt & Net Debt-to-Pro Forma Adjusted EBITDA
As used herein, net debt represents total debt as recognized on the balance sheet less cash and restricted cash. Total debt includes our borrowings under the Credit Facility, borrowings under or issuances of, as applicable, our subsidiaries’ securitization facilities, and other borrowings. We believe net debt is a useful indicator of our leverage and capital structure.
As used herein, net debt-to-pro forma adjusted EBITDA, or “leverage” or “leverage ratio,” is measured as net debt divided by pro forma adjusted EBITDA. We believe that this metric is a key measure of our financial liquidity and flexibility and is used in the calculation of a key metric in one of our Credit Facility financial covenants.
The following table presents a reconciliation of the GAAP financial measure of total debt to the non-GAAP measure of net debt and a calculation of net debt-to-pro forma adjusted EBITDA for each of the periods listed:

Exhibit 99.1

	As of
(In thousands)	June 30, 2026	June 30, 2025
Total debt(1)	2,930,597	2,689,050
LESS: Cash	8,238	23,743
LESS: Restricted cash	95,147	103,158
Net debt	$2,827,212	$2,562,149

Pro forma TTM adjusted EBITDA(2)	$1,154,239	$962,640
Net debt-to-pro forma TTM adjusted EBITDA(3)	2.45x	2.66x
(1)Includes adjustments for deferred financing costs and original issue discounts, consistent with presentation on the statement of financial position.
(2)Pro forma TTM adjusted EBITDA includes adjustments for the respective periods to pro forma results for the full twelve-month impact of intra-period acquisitions and divestitures (June 30, 2026: Canvas, Sheridan, Barnett, and the divestiture of other various property, plant, and equipment; June 30, 2025: Crescent Pass, East Texas II, Summit and Maverick).
(3)Does not include adjustments for working capital which are often customary in the market.
Free Cash Flow & Adjusted Free Cash Flow
As used herein, free cash flow represents net cash provided by operating activities ("operating cash flow"), less expenditures on natural gas and oil properties and equipment and adjusted free cash flow represents free cash flow after adjusting for proceeds from divestitures related to asset optimization and changes in cash from working capital. We believe that free cash flow and adjusted free cash flow are useful indicators of our ability to generate cash that is available for activities beyond capital expenditures. We believe that free cash flow and adjusted free cash flow provide investors with an important perspective on the cash available to service debt obligations, make strategic acquisitions and investments, and pay dividends.
The following table presents a reconciliation of the GAAP financial measure of operating cash flow to the non-GAAP measure of free cash flow and adjusted free cash flow for each of the periods listed:

	Three Months Ended		Six Months Ended
(in thousands)	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Operating cash flow	$88,784	$80,280	$257,516	$165,138
LESS: Capital expenditures	(40,385)	(61,238)	(98,392)	(89,269)
Free cash flow	$48,399	$19,042	$159,124	$75,869
ADD: Proceeds from divestitures	24,587	67,655	125,592	69,625
Changes in working capital	41,529	43,027	(10,561)	46,422
Adjusted FCF	$114,515	$129,724	$274,155	$191,916
Total Revenue, Excluding (Gain) Loss on Fair Value Adjustments of Unsettled Derivatives & Adjusted EBITDA Margin
As used herein, total revenue, excluding (gain) loss on fair value adjustments of unsettled derivatives, represents total revenue less (gain) loss on fair value adjustments of unsettled derivatives. We believe that total revenue, excluding (gain) loss on fair value adjustments of unsettled derivatives, is useful because it enables investors to discern our realized revenue after adjusting for derivative settlements.
As used herein, adjusted EBITDA margin is measured as adjusted EBITDA, as a percentage of total revenue, excluding (gain) loss on fair value adjustments of unsettled derivatives. Adjusted EBITDA margin encompasses the direct operating costs and the portion of general and administrative costs required to produce each Mcfe. This metric includes operating expense, employee costs, administrative costs and professional services, and recurring allowance for credit losses, which cover both fixed and variable cost components. We believe that adjusted EBITDA margin is a useful measure of our profitability and efficiency, as well as our earnings quality, because it evaluates the Company on a more comparable basis period-over-period, especially given our frequent involvement in transactions that are not comparable between periods.
The following table presents a reconciliation of the GAAP financial measure of total commodity revenue to the non-GAAP measure of total revenue, excluding (gain) loss on fair value adjustments of unsettled derivatives, and a calculation of adjusted EBITDA margin for each of the periods listed:

Exhibit 99.1

	Three Months Ended		Six Months Ended
(in thousands)	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Total commodity revenue	$503,700	$394,768	$1,061,336	$724,187
Gain (loss) on derivatives	291,034	169,071	(257,349)	(115,213)
Other revenue	17,174	22,858	35,065	40,238
Total revenue	$811,908	$586,697	$839,052	$649,212
(Gain) loss on fair value adjustments of unsettled derivatives	(352,413)	(154,419)	45,491	77,629
Total revenue, excluding (gain) loss on fair value adjustments of unsettled derivatives	$459,495	$432,278	884,543	726,841
Adjusted EBITDA	$239,699	$278,536	$526,928	$416,591
Adjusted EBITDA margin	52%	64%	60%	57%